Exhibit 99.1

Emerald Reports 2021 Financial Results

~ Plans for Full Slate of Events in 2022 ~

NEW YORK, N.Y. – February 24, 2022 – Emerald Holding, Inc. (NYSE:EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business platform producer of trade shows, events, conferences, marketing and B2B software solutions, today reported financial results for the year ended December 31, 2021.

Highlights

•	In 2021, Emerald successfully traded 63 in-person trade shows, conferences and other events, serving more than 129,000 attendees and 7,500 exhibiting companies
•

Completed the acquisition of MJBiz on December 31, 2021, for initial consideration of $120 million, plus potential contingent consideration, subject to the performance of MJBiz throughout 2022.  MJBiz is the leading event producer and content platform serving the wide range of companies operating in the large and rapidly expanding cannabis industry

•	Net loss of $78.1 million for full year 2021, compared to net loss of $633.6 million for full year 2020
•	Full year net loss included non-cash charges of $39.9 million and $680.2 million for 2021 and 2020, respectively, related to impairment of goodwill and certain intangible assets
•

Adjusted EBITDA, a non-GAAP measure, of $45.7 million for the full year 2021, compared to $71.9 million for the full year 2020 (Refer to Schedule 3 for a reconciliation to net income, the most directly comparable GAAP measure)

•	Cash generation increased as bookings for returning events accelerate
•	Cash provided by operations of $90.0 million for the full year 2021, compared to cash used in operations of $37.1 million for the full year 2020
•

Emerald generated free cash flow, a non-GAAP measure, of $83.4 million for the full year 2021 as compared to negative free cash flow of $41.1 million for the full year 2020 (Refer to Schedule 4 for a reconciliation to net cash provided by operations, the most directly comparable GAAP measure)

•	Emerald bought back 2.5 million shares at an average price of $4.94 per share during the year
•

Impact of event cancellations and date postponements on operating income was partially offset by claim payments received under Emerald’s event cancellation insurance policy.  Emerald is actively pursuing the collection of the remaining unpaid amounts of filed insurance claims for its cancelled and impacted 2020 and 2021 events

•

To date, Emerald has submitted $249 million in claims, which represents the net amount of budgeted gross revenues less avoided costs for impacted or cancelled events previously scheduled to take place in 2020 and 2021

•	Insurance claim payments received to date total $184.4 million, of which $89.1 million was received in 2020 and $95.3 million was received in 2021
•	Additional $20.0 million in insurance claim payments recently approved and pending receipt will be recognized in 2022
•	Emerald currently has pending claims of $64.7 million, and anticipates the submission of an additional $45 million in claims over the next 60 days
•	Emerald ended the year with $231.2 million in cash and full availability of its $110 million revolving credit facility

Fourth Quarter and Full Year 2021 Financial Performance

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	Change	% Change	2021	2020	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$41.1	$12.2	$28.9	236.9%	$145.5	$127.4	$18.1	14.2%
Net loss	$(7.3)	$(33.9)	$26.6	78.5%	$(78.1)	$(633.6)	$555.5	87.7%
Net cash provided by (used in) operating activities	$53.7	$5.6	$48.1	858.9%	$90.0	$(37.1)	$127.1	NM
Diluted loss per share	$(0.24)	$(0.59)	$0.35	59.3%	$(1.59)	$(9.09)	$7.50	82.5%

Non-GAAP measures:
Adjusted EBITDA	$52.6	$18.3	$34.3	187.4%	$45.7	$71.9	$(26.2)	(36.4%)
Adjusted EBITDA excluding event cancellation insurance proceeds	$(7.3)	$(24.4)	$17.1	70.1%	$(31.7)	$(35.1)	$3.4	9.7%
Free Cash Flow	$51.2	$4.7	$46.5	989.4%	$83.4	$(41.1)	$124.5	NM

Hervé Sedky, Emerald’s President and Chief Executive Officer, said, “This continues to be an exciting time at Emerald as we plan for a full slate of events in 2022 combined with steadily improving bookings as we look out to the balance of the year.  This points to substantial year-over-year revenue and EBITDA growth as the recovery fully takes hold.  While the recovery is providing a significant tailwind to our financial results, we have also been working to optimize the growth profile of our portfolio through acquisitions and the development of new shows in attractive end markets.  In the fourth quarter we acquired the highly coveted MJBiz, the leading B2B media company with the largest, must-attend event in the cannabis industry.  We have also had success expanding our high growth, software as a service, B2B eCommerce platform as we strive to engage with our customers 365 days a year while creating a new, high-value revenue stream at Emerald.  Lastly, we have made strong progress developing several new trade shows which either extend from existing industries we are in, such as the SIAL America launch in the food category, or will bring us into new, high-growth industries which we will announce and launch in 2022 and 2023.  Looking ahead, we expect to continue to evaluate acquisition candidates to further drive improved growth and profitability in the years to come.”

David Doft, Emerald’s Chief Financial Officer, added, “We are in a strong position as we ended the fourth quarter with more than $231 million of cash on our balance sheet, and we expect to see the continuation of the positive dynamics of our business model play out with the emergence of our full calendar of events. This should lead to an acceleration in forward bookings, driving negative working capital and strong free cash flow generation. Additionally, our business requires relatively little in the way of capital expenditures to maintain our shows and grow, which positions our team to strategically allocate capital to our growth initiatives.  As our growth initiatives take hold and the exhibition industry continues its expected recovery in 2022, we expect to achieve full-year 2022 revenues in excess of $300 million and Adjusted EBITDA in excess of $50 million, net of $10 million of anticipated investment in growth initiatives and excluding any recoveries from insurance.  Furthermore, we continue to make progress with our event cancellation insurance recoveries, with an additional $20.0 million of claim payments recently approved and pending receipt. We intend to maintain our expense discipline in the coming year, taking a thoughtful approach to capital allocation that balances investments in our business, growth through acquisitions and share repurchases, where over the last year we have repurchased 2.5 million shares.”

COVID-19 Operational and Expected Insurance Recovery Update

Emerald remains focused on the health and safety of its employees and customers. The Company recently implemented a flexible hybrid work model for employees and actively returned to in-person events beginning in July and continuing through the remainder of 2021

The rapid spread of COVID-19 and the resulting limitations placed on travel and gatherings have had a material impact on Emerald’s ability to deliver large, in-person experiences which has necessitated substantial show calendar changes. To date, Emerald has cancelled a total of 132 events.  Of the 132 cancelled events, 94 were scheduled to stage in 2020, representing $230.6 million of 2019 revenues, 36 were scheduled to stage in 2021 and two were scheduled to stage in 2022.  Of the 37 events that were cancelled in 2021, 17 staged in the prior year, representing $75.7 million of 2020 revenues, 16 were cancelled in both 2021 and 2020, representing $44.8 million of 2019 revenues and the remaining 4 were newly acquired or new launches in 2021.  Of the two events cancelled in 2022, one staged in 2020, representing $0.5 million in 2020 revenues and one was cancelled in both 2021 and 2020, representing $0.4 million of 2019 revenues.

Emerald maintains event cancellation insurance to protect against losses due to the unavoidable cancellation, postponement, relocation and enforced reduced attendance at events due to certain covered causes. Specifically, for the policies covering calendar year 2020 and 2021, these causes include event cancellation caused by the outbreak of communicable diseases, including COVID-19. Coverage for the outbreak of communicable disease, including COVID-19, is not included in Emerald’s event cancellation insurance policy for events scheduled to be held in 2022. Emerald’s policies for the 2020 and 2021 calendar years provide coverage for the budgeted amount of gross revenues (less avoided costs, plus certain costs relating to the taking of remedial action) for each of the Company’s individual events and conferences occurring within the covered years. The aggregate limit under these event cancellation insurance policies is approximately $191.1 million in 2020 and $191.4 million in 2021. The new policy for 2022 has an aggregate limit of $100 million if losses arise for reasons within the scope of the policy.

In addition to these primary policies, Emerald maintains separate event cancellation insurance policies for the Surf Expo Summer 2020, Surf Expo Winter 2021, Surf Expo Winter 2022 and Surf Expo Summer 2022 shows, with respective coverage limits of $6.0 million, $7.7 million, $8.4 million and $6.5 million. Similar to the primary event cancellation insurance policies, coverage for the outbreak of communicable disease, including COVID-19, is included for the policies covering Surf Expo Summer 2020 and Surf Expo Winter 2021, but not included for the policies covering Surf Expo Winter 2022 and Surf Expo Summer 2022.

In total, Emerald has submitted insurance claims of $249 million. The Company has submitted insurance claims for each of its 2020 cancelled shows. For events previously scheduled to take place in 2020, Emerald has submitted approximately $167 million in claims, which represents the net amount of expected gross revenues less avoided costs for cancelled events scheduled to take place in 2020. Insurance claim payments for 2020 events received to date total $141.4 million, of which $89.1 million was received in 2020, and $52.3 million was received in 2021.  The Company has also submitted additional claims of approximately $82 million for events cancelled or otherwise impacted in 2021.  In October 2021, the Company received an interim payment of $43.0 million related to outstanding 2021 event cancellation claims. An additional $20.0 million of claim payments was recently approved and is pending receipt.

Emerald is actively pursuing collection of the remaining unpaid amounts of filed insurance claims for its cancelled or otherwise impacted 2020 and 2021 events. On February 22, 2021, the Company filed a complaint in Federal District Court in Orange County, California against its event cancellation insurers under the Company’s 2020 and 2021 event cancellation insurance policy.  The Company believes the insurers have acted in bad faith and failed to timely pay amounts due and owing on submitted claims. Under its complaint, the Company is seeking to enforce its rights under the policies to receive the maximum applicable coverage for the 2020 and 2021 event cancellations, postponements and reductions, and to receive court-ordered payment on all outstanding submissions for 2020 and 2021 events.

While there is no guarantee or assurance as to the outcome of this litigation or the amount or timing of future recoveries from the Company’s event cancellation insurance policies, the Company believes that all events that have been impacted, cancelled or postponed due to COVID-19 during 2020 and 2021 to date should qualify as covered losses under the event cancellation insurance policies and that, to date, the insurers have paid less than what is owed under the policies.

Financial & Operational Results, Quarter Ended December 31, 2021

For the fourth quarter of 2021, Emerald reported revenues of $41.1 million compared to revenues of $12.2 million for the fourth quarter of 2020, an increase of $28.9 million or 236.9%.  The primary driver of the increase was $21.7 million in revenues related to live events that staged in the fourth quarter of 2021 but had been cancelled in the prior year due to COVID-19.  When compared to their last in-person edition, revenue for these events was down $15.3 million, or 41.3%.  Organic revenues for the fourth quarter of 2021 were $12.1 million, representing organic revenue growth of $2.7 million, or 28.7%, as compared to the prior year fourth quarter organic revenues of $9.4 million, due primarily to a $1.8 million, or 82.5%, increase in revenues from several events that staged in fourth quarter of 2021 as well as the fourth quarter of 2020.  In addition, print and digital advertising revenues increased by $1.9 million or 32.9% when compared to the fourth quarter of 2020.  These organic increases were offset by lower virtual event revenues which primarily declined as a result of the return of live events in the second half of 2021.  The PlumRiver, LLC (“PlumRiver”) and EDspaces acquisitions, which closed in the fourth quarter of 2020, as well as the Sue Bryce Education (“Sue Bryce”) acquisition, which closed in the second quarter of 2021, contributed $7.3 million of revenue in the fourth quarter of 2021.  Discontinued Other Marketing Services representing $2.8 million of fourth quarter 2020 revenues also impacted fourth quarter 2021 results.

The Company recognized a net loss of $7.3 million for the fourth quarter of 2021 compared to net loss of $33.9 million for the fourth quarter of 2020. The decrease in loss was primarily attributable to the increase in revenues related to the return of live events in the second half of 2021 and higher event cancellation insurance claims proceeds being received during the fourth quarter of 2021. The Company recorded $59.9 million of Other Income during the fourth quarter of 2021 as a result of the receipt of event cancellation insurance claims proceeds related to events cancelled in the second half of 2020 and first half of 2021 compared to $42.7 million of Other Income recorded during the fourth quarter of 2020 as a result of the receipt or confirmation of event cancellation insurance claims proceeds related to events cancelled in 2020.  In the fourth quarter of 2021, in connection with the performance of its annual goodwill impairment assessment, the Company recorded a $7.2 million non-cash charge, as well as a $32.7 million non-cash charge related to the impairment of certain trade names and customer relationships.   In the fourth quarter of 2020, in connection with the performance of its annual goodwill impairment assessment and primarily as a result of certain underperforming brands, the Company recorded a $15.2 million non-cash charge, as well as a $17.4 million non-cash charge related to the impairment of certain trade names and customer relationships.

For the fourth quarter of 2021, Adjusted EBITDA was $52.6 million, compared to $18.3 million for the fourth quarter of 2020.  The increase in Adjusted EBITDA of $34.3 million was mainly due to profits generated by the live events that staged during the quarter and the higher confirmed or received event cancellation insurance claims proceeds described above.  The Company’s Adjusted EBITDA throughout 2021 has been heavily impacted by the timing and receipt of approved claim payments under the Company’s event cancellation insurance policy.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, including Adjusted EBITDA excluding event cancellation insurance proceeds, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 3 for a reconciliation of Adjusted EBITDA and Adjusted EBITDA excluding event cancellation insurance proceeds to net loss (discussed in the second and third paragraphs of this section), the most directly comparable GAAP measure.

Financial & Operational Results, Year Ended December 31, 2021

For 2021, Emerald reported revenues of $145.5 million compared to revenues of $127.4 million for 2020, an increase of $18.1 million, or 14.2%.  The primary driver of the increase was $85.1 million in revenues related to live events that staged primarily in the second half of fiscal 2021 but had been cancelled in the prior year due to COVID-19.  When compared to their last in-person edition, revenue for these events was down $101.2 million, or 54.3%.  The increase was offset by a $75.7 million reduction from the cancellation of nearly all events scheduled to stage in the first half of fiscal 2021 due to COVID-19. Organic revenues for fiscal 2021 were $43.8 million, representing organic revenue decline of $0.3 million, or 0.7%, as compared to the prior year organic revenues of $44.1 million, due primarily to a $6.4 million, or 35.0%, decrease in revenues from several events that staged in both fiscal 2021 and 2020.  This decline was largely attributable to one event that staged pre-COVID in January 2020 and was the Company’s only large event to stage in the first half of fiscal 2021.  This decrease was offset by a $3.8 million, or 16.1%, increase in print and digital advertising revenues and a $2.5 million, or 223.4%, increase in virtual event revenues.  The PlumRiver and EDspaces acquisitions which closed in the fourth quarter of 2020, together with the Sue Bryce acquisition, which closed in the second quarter of 2021, contributed $16.6 million of revenue in fiscal 2021.  Discontinued Other Marketing Services representing $7.6 million of fiscal 2020 revenues also impacted fiscal 2021 results.

The Company incurred a net loss of $78.1 million for fiscal 2021 compared to a net loss of $633.6 million for fiscal 2020.  The decrease in net loss was primarily a result of lower non-cash goodwill, trade name and customer relationship impairment charges during the current year offset by lower Other Income from event cancellation insurance claims proceeds received or confirmed.  In fiscal 2021, as a result of the performance of its annual goodwill impairment assessment, the Company recorded a $7.2 million non-cash charge, as well as a $32.7 million non-cash charge related to impairment of certain trade names and customer relationships. In fiscal 2020, in connection with the performance of its annual goodwill impairment assessment, the Company recorded a $15.2 million non-cash charge, as well as a $17.4 million non-cash charge related to the impairment of certain trade names and customer relationships.  In addition, as a result of a triggering event caused by reduced performance expectations in fiscal 2020, the Company recorded non-cash charges of $588.2 million and $59.4 million, respectively, related to the impairment of goodwill and certain trade names and customer relationships.  The Company recorded $77.4 million of Other Income during fiscal 2021 as a result of the receipt of event cancellation insurance claims proceeds related to events cancelled in 2020 and the first half of 2021.  In fiscal 2020, the Company recorded Other Income of $107.0 million from cancellation insurance proceeds received or confirmed related to events cancelled in March through December of 2020.  In addition, the decrease in net loss was partially offset by a $56.3 million decrease in benefit from income taxes compared to the prior year.

For 2021, Adjusted EBITDA was $45.7 million, compared to $71.9 million for 2020. The decrease in Adjusted EBITDA of $26.2 million or 36.4% was mainly due to lower confirmed or received event cancellation insurance proceeds described above offset by profits generated by the return of live events in the second half of 2021.  The Company’s Adjusted EBITDA has been and will continue to be heavily impacted by the timing and receipt of approved claim payments under the Company’s 2020 and 2021 event cancellation insurance policies.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 3 for a reconciliation of Adjusted EBITDA to net loss (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

Net cash provided by operating activities was $53.7 million in the fourth quarter of 2021, compared to $5.6 million in the comparable period of the prior year. This improvement largely reflected the receipt of $59.9 million of event cancellation insurance claims proceeds during the fourth quarter as well as increased customer deposits related to the large number of shows scheduled to stage in the first half of 2022.  As a result of fourth quarter 2021 refund payments of $3.7 million and transfers of $8.0 million of customer funds from cancelled events to contracts for future events, as of December 31, 2021, cancelled event liabilities decreased to $9.8 million as compared to $21.6 million at September 30, 2021.

Capital expenditures were $2.4 million for the fourth quarter of 2021, compared to $0.9 million for the fourth quarter of 2020.

Free Cash Flow, which the Company defines as net cash provided by operating activities less capital expenditures, was an inflow of $51.2 million in the fourth quarter of 2021, compared to $4.7 million in the fourth quarter of 2020.

Emerald acquired MJBiz in the fourth quarter of 2021 for an aggregate amount of $118.2 million, which represented the initial cash payment.  Given the cash outflow for the acquisition, Emerald ended the fourth quarter of 2021 with $231.2 million of cash as compared to the third quarter of 2021’s cash balance of $303.6 million.

For the full year, net cash provided by operating activities was $90.0 million in 2021, compared to cash used in operating activities of $37.1 million in the prior year. This improvement largely reflected the receipt of $95.3 million of event cancellation insurance proceeds during the year as well as increased customer deposits related to shows scheduled to stage in the first half of 2022. As a result of the cancellation of events scheduled to stage in 2021, refund payments and the transfer of customer funds from cancelled events to contracts for future events, as of December 31, 2021, cancelled event liabilities decreased to $9.8 million as compared to $25.9 million at December 31, 2020.

Capital expenditures were $6.6 million for fiscal 2021, compared to $4.0 million for fiscal 2020.

Free Cash Flow, which the Company defines as net cash provided by (used in) operating activities less capital expenditures, was an inflow of $83.4 million in fiscal 2021, compared to an outflow of $41.1 million in the prior year.

For a review of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.”  Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash (used in) provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Conference Call Webcast Details

As previously announced, the Company’s leadership will hold a conference call to discuss its fourth quarter 2021 results at 8:30am EDT on February 24, 2022.

The conference call can be accessed by dialing 1-877-300-8521 (domestic) or 1-412-317-6026 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 10164027. The replay will be available until 11:59 pm (Eastern Time) on March 3, 2022.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald is a leader in building dynamic, market-driven business-to-business platforms that integrate live events with a broad array of industry insights, digital tools, and data-focused solutions to create uniquely rich experiences. As true partners, we at Emerald strive to build our customers’ businesses by creating opportunities that inspire, amaze, and deliver breakthrough results. With over [140] events each year, our teams are creators and connectors who are thoroughly immersed in the industries we serve and committed to supporting the communities in which we operate.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

Organic Revenue

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events, (iii) material show scheduling adjustments and (iv) event cancellations for which the Company has received, or expects to receive, claim proceeds from its event cancellation insurance policy.  We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

Adjusted EBITDA

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, (ii) income tax benefit, (iii) depreciation and amortization, (iv) stock-based compensation, (v) deferred revenue adjustment, (vi) goodwill and other intangible asset impairment charge, (vii) material show scheduling adjustments, where applicable, and (viii) other items that management believes are not part of our core operations.

We have also presented Adjusted EBITDA excluding event cancellation insurance proceeds in order to illustrate the amount of Adjusted EBITDA from continuing operations.

Note: Schedule 3 provides reconciliations for 2020 and 2021 Adjusted EBITDA to net income, however, it is not possible, without unreasonable efforts, to estimate the impacts of show scheduling adjustments, acquisitions and the amount and timing of receipt of event cancellation insurance proceeds and certain other special items that may occur in 2022 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of 2022 projected Adjusted EBITDA to projected net income without unreasonable efforts and has not provided reconciliations for these forward-looking non-GAAP financial measures.

Free Cash Flow

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, our expectations arising from the severe impact of COVID-19 and related variants on our business; our ability to continue staging live events and return our business to pre-COVID levels; our guidance with respect to estimated 2022 revenues and Adjusted EBITDA, including Adjusted EBITDA excluding event cancellation insurance proceeds; our ability to recover insurance proceeds under current policies and the timing of any such recoveries; our ability to obtain event cancellation insurance in the future on similar terms or at all; the outcome of the Company’s litigation against the insurers under the Company’s event cancellation insurance policies; the timing for rescheduled trade show events; and our ability to successfully identify and acquire acquisition targets and integrate and grow acquired businesses. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

David Doft, 1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of Loss and Comprehensive Loss

(unaudited, dollars in millions, share data in thousands, except loss per share data)

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
Revenues	$41.1	$12.2	$145.5	$127.4
Other income	59.9	42.7	77.4	107.0
Cost of revenues	14.2	10.5	55.5	57.6
Selling, general and administrative expense	40.3	29.8	143.0	118.6
Depreciation and amortization expense	11.5	11.4	47.6	48.6
Goodwill impairment charges	7.2	15.2	7.2	603.4
Intangible asset impairment charges	32.7	17.4	32.7	76.8
Operating loss	(4.9)	(29.4)	(63.1)	(670.6)
Interest expense, net	3.8	4.1	15.8	20.6
Loss on disposal of fixed assets	0.5	-	0.5	-
Loss before income taxes	(9.2)	(33.5)	(79.4)	(691.2)
(Benefit from) provision for income taxes	(1.9)	0.4	(1.3)	(57.6)
Net loss and comprehensive loss attributable to Emerald Holding, Inc.	$(7.3)	$(33.9)	$(78.1)	$(633.6)
Accretion to redemption value of redeemable convertible preferred stock	(9.3)	(8.5)	(35.6)	(15.6)
Net loss and comprehensive loss attributable to Emerald Holding, Inc. common stockholders	$(16.6)	$(42.4)	$(113.7)	$(649.2)
Basic loss per share	$(0.24)	$(0.59)	$(1.59)	$(9.09)
Diluted loss per share	$(0.24)	$(0.59)	$(1.59)	$(9.09)
Basic weighted average common shares outstanding	70,088	71,413	71,309	71,431
Diluted weighted average common shares outstanding	70,088	71,413	71,309	71,431

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	December 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$231.2	$295.3
Trade and other receivables, net of allowances of $1.2 million and $1.1 million, as of December 31, 2021 and 2020, respectively	46.4	30.7
Insurance receivables	-	17.8
Prepaid expenses	12.5	8.5
Total current assets	290.1	352.3
Noncurrent assets
Property and equipment, net	3.7	3.9
Intangible assets, net	236.7	275.0
Goodwill	514.2	404.3
Right-of-use assets	15.1	16.0
Other noncurrent assets	2.6	2.9
Total assets	$1,062.4	$1,054.4
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable and other current liabilities	$51.8	$31.1
Cancelled event liabilities	9.8	25.9
Deferred revenues	118.1	48.6
Right-of-use liabilities, current portion	4.7	4.3
Term loan, current portion	5.7	5.7
Total current liabilities	190.1	115.6
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	510.9	515.3
Deferred tax liabilities, net	1.5	1.9
Right-of-use liabilities	13.3	13.4
Other noncurrent liabilities	32.1	13.7
Total liabilities	747.9	659.9
Commitments and contingencies
Redeemable convertible preferred stock
7% Series A Redeemable Convertible Participating Preferred stock, $0.01 par value; authorized shares December 31, 2021 and 2020; 80,000; 71,442 and 71,445 shares issued and outstanding at December 31, 2021 and 2020, respectively	433.9	398.3
Stockholders’ deficit
Common stock, $0.01 par value; authorized shares at December 31, 2021 and 2020: 800,000; 70,026 and 72,195 shares issued and outstanding at December 31, 2021 and 2020, respectively	0.7	0.7
Additional paid-in capital	653.2	690.7
Accumulated deficit	(773.3)	(695.2)
Total stockholders’ deficit	(119.4)	(3.8)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$1,062.4	$1,054.4

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended December 31,		Change		Year Ended December 31,		Change
	2021	2020	$	%	2021	2020	$	%
	(dollars in millions) (unaudited)
Revenues	$41.1	$12.2	$28.9	236.9%	$145.5	$127.4	$18.1	14.2%
Add (deduct):
Acquisition revenues	(7.3)	-			(16.6)	-
Discontinued events	-	(2.8)			-	(7.6)
COVID-19 prior year cancellations(1)	(21.7)	-			(85.1)	-
COVID-19 current year cancellations(2)	-	-			-	(75.7)
Organic revenues	$12.1	$9.4	$2.7	28.7%	$43.8	$44.1	$(0.3)	(0.7%)

Notes:

(1)	Represents the increase in 2021 revenues as a result of events that staged in the current year and were cancelled due to COVID-19 in the prior year.
(2)

Represents reduction in revenues as a result of the cancellation of certain events in fiscal 2021 due to COVID-19, compared to all events that staged in 2020.  The Company believes the financial impact, net of costs saved, will be partially offset by event cancellation insurance proceeds from pending claims.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO DISAGGREGATED REVENUES

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
	(dollars in millions) (unaudited)
Trade Shows	$22.0	$1.6	$84.0	$80.3
Other Events	6.7	4.6	19.5	20.9
Subscription software and services	3.2	-	11.1	-
Other marketing services	9.2	6.0	30.9	26.2
Total Revenues	$41.1	$12.2	$145.5	$127.4

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(dollars in millions) (unaudited)
Net loss	$(7.3)	$(33.9)	$(78.1)	$(633.6)
Add (deduct):
Interest expense	3.8	4.1	15.8	20.6
(Benefit from) provision for income taxes	(1.9)	0.4	(1.3)	(57.6)
Goodwill impairment charge(1)	7.2	15.2	7.2	603.4
Intangible asset impairment charges(2)	32.7	17.4	32.7	76.8
Depreciation and amortization	11.5	11.4	47.6	48.6
Stock-based compensation	2.2	2.5	10.4	6.7
Deferred revenue adjustment	0.6	-	2.0	-
Other items(3)	3.8	1.2	9.4	7.0
Adjusted EBITDA	$52.6	$18.3	$45.7	$71.9
Deduct:
Event cancellation insurance proceeds	59.9	42.7	77.4	107.0
Adjusted EBITDA excluding event cancellation insurance proceeds	$(7.3)	$(24.4)	$(31.7)	$(35.1)

Notes:

(1)

For the three months ended December 31, 2021 and 2020, represents non-cash charges of $7.2 million and $15.2 million, respectively, for goodwill in connection with the Company’s annual testing of goodwill for impairment.

For the year ended December 31, 2021, represents a non-cash charge of $7.2 million for goodwill in connection with the Company’s annual testing of goodwill for impairment.

For the year ended December 31, 2020, represents a non-cash charge of $588.2 million in connection with the Company’s interim goodwill testing for impairment and a non-cash charge of $15.2 million for goodwill in connection with the Company’s annual testing of goodwill for impairment.

(2)

Intangible asset impairment charges for the three and twelve months ended December 31, 2021 represent non-cash charges of $11.7 million and $21.0 million for certain indefinite-lived intangible assets and certain definite-lived intangible assets, respectively, in connection with the Company’s annual testing of intangibles for impairment.

Intangible asset impairment charges for the three months ended December 31, 2020 represent non-cash charges of $0.6 million and $16.8 million for certain indefinite-lived intangible assets and certain definite-lived intangible assets, respectively, in connection with the Company’s annual testing of intangibles for impairment.

Intangible asset impairment charges for the year ended December 31, 2020 represent non-cash charges of $46.2 million and $13.2 million for certain indefinite-lived intangible assets and definite-lived intangible assets, respectively, in connection with the Company’s interim testing of intangibles for impairment and non-cash charges of $0.6 million and $16.8 million for certain indefinite-lived and certain definite-lived intangible assets, respectively, in connection with the Company’s annual testing of intangibles for impairment.

(3)

Other items for the three months ended December 31, 2021 included: (i) $2.7 million in transition costs, including one-time severance expense of $1.3 million and costs associated with lease abandonment of $1.2 million, (ii) $1.1 million in transaction costs, primarily related to the acquisition of MJBiz and (iii) $0.4 million in non-recurring legal and consulting fees offset by (iv) $0.4 million reduction to expense related to the remeasurement of contingent consideration.

Other items for the three months ended December 31, 2020 included: (i) $1.3 million in transaction costs, primarily related to the acquisition of PlumRiver and (ii) $0.7 million in non-recurring legal and consulting fees offset by (iii) $0.8 million reduction to expense related to the remeasurement of contingent consideration.

Other items for the year ended December 31, 2021 included: (i) $3.1 million in transition costs, including one-time severance expense of $1.3 million and costs associated with lease abandonment of $1.2 million, (ii) $2.7 million in non-recurring legal, audit and consulting fees (iii) $1.4 million in transaction costs in connection with certain acquisition transactions and (iv) $2.2 million in expense related to the remeasurement of contingent consideration.

Other items for the year ended December 31, 2020 included: (i) $4.6 million in transition costs, including one-time severance expense of $2.8 million, (ii) $2.2 million in non-recurring legal, audit and consulting fees and (iii) $1.7 million in transaction costs in connection with certain acquisition transactions offset by (iv) $1.5 million reduction to expense related to the remeasurement of contingent consideration.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(dollars in millions) (unaudited)
Net Cash Provided by (Used in) Operating Activities	$53.7	$5.6	$90.0	$(37.1)
Less:
Capital expenditures	2.5	0.9	6.6	4.0
Free Cash Flow	$51.2	$4.7	$83.4	$(41.1)

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO LOSS BEFORE TAXES

	Three Months Ended December 31,		Year Ended Ended December 31,
	2021	2020	2021	2020
	(dollars in millions) (unaudited)
Revenues
Commerce	$6.8	$4.2	$57.3	$56.9
Design and Technology	24.9	5.5	55.4	51.2
All Other	9.4	2.5	32.8	19.3
Total revenues	$41.1	$12.2	$145.5	$127.4

Other Income
Commerce	$51.0	$24.9	$59.3	$70.3
Design and Technology	6.9	16.6	12.3	32.5
All Other	2.0	1.2	5.8	4.2
Total other income	$59.9	$42.7	$77.4	$107.0

Adjusted EBITDA
Commerce	$51.7	$19.6	$73.6	$74.8
Design and Technology	14.5	11.1	18.5	35.1
All Other	1.3	(0.2)	2.5	2.9
Subtotal Adjusted EBITDA	$67.5	$30.5	$94.6	$112.8

General corporate and other expenses	(14.9)	(12.2)	(48.9)	(40.9)
Interest expense	(3.8)	(4.1)	(15.8)	(20.6)
Goodwill impairment charges	(7.2)	(15.2)	(7.2)	(603.4)
Intangible asset impairment charges	(32.7)	(17.4)	(32.7)	(76.8)
Depreciation and amortization expense	(11.5)	(11.4)	(47.6)	(48.6)
Stock-based compensation expense	(2.2)	(2.5)	(10.4)	(6.7)
Deferred revenue adjustment	(0.6)	-	(2.0)	-
Other items	(3.8)	(1.2)	(9.4)	(7.0)
Loss before taxes	$(9.2)	$(33.5)	$(79.4)	$(691.2)

Schedule 6

Emerald Holding, Inc.

UNAUDITED EVENT CANCELLATION INSURANCE CLAIM ACTIVITY

	Insurance claims submitted	Insurance claims approved and received	Insurance claim proceeds accrued*	Insurance recognized in Other Income
	(dollars in millions) (unaudited)
Year Ended December 31, 2020
2020 events	$166.8	$89.1	$17.9	$107.0

Year Ended December 31, 2021
2020 events	$-	$52.3	$(17.9)	$34.4
2021 events	82.3	43.0	-	$43.0
Total	$82.3	$95.3	$(17.9)	77.4
Cumulative Total	$249.1	$184.4	$-	$184.4
*Includes insurance claims accrued and received in subsequent period